Exhibit 99.1

Natus Medical Announces Record 2008 Third Quarter Financial Results

  52% Increase in Net Income Leads to Record Third Quarter Results

SAN CARLOS, Calif.--(BUSINESS WIRE)--October 30, 2008--Natus Medical Incorporated (Nasdaq:BABY) today announced financial results for the three and nine months ended September 30, 2008.

For the third quarter ended September 30, 2008, revenue increased 45% to $41.7 million, compared to $28.8 million reported in the comparable quarter of the previous year. Net income increased 52% to $4.8 million, or $0.17 per diluted share, for the third quarter of 2008, compared with net income of $3.2 million, or $0.14 per share, for the third quarter of 2007.

For the nine months ended September 30, 2008, the Company reported net income of $11.2 million, or $0.43 per diluted share, compared to net income of $7.0 million, or $0.31 per diluted share, for the comparable period in 2007. The results for the first nine months of 2008 reflect increases in net income and earnings per share of 60% and 39%, respectively.

Jim Hawkins, President and Chief Executive Officer of the Company said, “We had an excellent third quarter with outstanding results in all of our product areas. We are very encouraged that these strong results were achieved in both the United States and in our international markets.”

“We acquired Sonamed in May 2008 and very quickly completed the integration of their operations into Natus. This acquisition was immediately accretive to our earnings,” added Hawkins. “In July 2008, we acquired the neurology business of Schwarzer GmbH, located in Munich, Germany. Schwarzer Neurology develops and markets EEG systems and disposable supplies used by medical practitioners to aid in the detection, diagnosis, and monitoring of neurologic disorders. With this acquisition, we now lead the market for diagnostic neurology systems in the German-speaking regions of Europe.”

“Additionally, we completed the acquisition of NeuroCom International on October 2, 2008. NeuroCom, based in Oregon, develops and markets computerized systems for the assessment and rehabilitation of balance and mobility disorders, and expands our neurology footprint into the growing balance and mobility assessment market,” stated Hawkins.

“With pre-tax earnings and net income up 67% and 60%, respectively, on a year-to-date basis, and notwithstanding the near-term dilutive impact of our recent stock offerings, we are on target to achieve our goal of 50% earnings per share growth in 2008,” added Hawkins. “We continue to remain confident in our strategy of combining internal growth and accretive acquisitions to build a focused and highly profitable medical device company.”

As of September 30, 2008 the Company had cash, cash equivalents, and short-term investments of approximately $69 million, stockholders' equity of approximately $229 million, and working capital of approximately $107 million. The Company also has a $25 million revolving line of credit with Wells Fargo Bank with no outstanding borrowing at September 30, 2008. The Company raised approximately $100 million net of expenses in April and May 2008 in two separate public offerings of 885,500 and 4,600,000 shares, respectively, of its common stock.

2008 Guidance

Natus updated its revenue and earnings guidance for the fourth quarter and full year 2008. In forecasting its results for the fourth quarter of 2008, the Company has taken into account factors such as the potential for a worldwide economic slowdown along with the impact of a strong dollar. Given the uncertainties accompanying the current economic climate, the Company has attempted to develop its guidance on a prudently conservative basis.

For the full year 2008, the Company now expects revenue to range from $167 million to $169 million and earnings per share to range from $0.68 to $0.71. The Company had previously said revenue would range from $166 million to $169. This compares to revenue of $118.4 million dollars and earnings per share of $0.43 reported for the full year 2007. The Company reported non-GAAP earnings per share of $0.47 for 2007. The Non-GAAP results for 2007 excluded acquisition related costs associated with the Company’s acquisition of Xltek on November 29, 2007.

For the fourth quarter of 2008, the Company expects revenue to range from $48.5 million to $50.5 million and earnings per share to range from $0.25 to $0.28. This compares to revenue of $34.2 million dollars and earnings of per share of $0.12 reported in the fourth quarter of 2007. The Company reported non-GAAP earnings per share of $0.17 in the fourth quarter of 2007. The non-GAAP results for the fourth quarter of 2007 excluded the aforementioned Xltek acquisition related costs.

The Company also announced that is has substantially completed the restructuring of its North American operating units that was initiated in February 2008. Although the restructuring has resulted in approximately $600,000 of increased expense during the first three quarters of 2008, the Company will begin to realize cost reductions resulting from the restructuring in the fourth quarter of 2008. The Company continues to expect the restructuring will result in an approximate $2.4 million annual cost reduction in 2009.

The guidance is on a GAAP basis, including the impact of expensing employee equity-based compensation, however it does not include the impact of any acquisition-related charges associated with the NeuroCom acquisition or other future acquisitions. All earnings per share amounts are on a diluted basis.

Conference Call

Natus has scheduled an investment-community conference call to discuss this announcement beginning at 11:00 a.m. Eastern Time today (8:00 a.m. Pacific Time). Individuals interested in listening to the conference call may do so by dialing (800) 320-2978 for domestic callers, or (617) 614-4923 for international callers, and entering reservation code 57650490. A telephone replay will be available for 48 hours following the conclusion of the call by dialing (888) 286-8010 for domestic callers, or (617) 801-6888 for international callers, and entering reservation code 47851439.

The conference call also will be available real-time via the Internet at http://investor.natus.com, and a recording of the call will be available on the Company’s Web site for 90 days following the completion of the call.

About Natus Medical Incorporated

Natus is a leading provider of healthcare products used for the screening, detection, treatment, monitoring and tracking of common medical ailments such as hearing impairment, neurological dysfunction, epilepsy, sleep disorders, and newborn care. Product offerings include computerized neurodiagnostic systems for audiology, neurology, polysomnography, and neonatology, as well as newborn care products such as hearing screening systems, phototherapy devices for the treatment of newborn jaundice, head-cooling products for the treatment of brain injury in newborns, and software systems for managing and tracking disorders and diseases for public health laboratories.

Additional information about Natus Medical can be found at www.natus.com.

This press release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995, particularly statements regarding the expectations, beliefs, plans, intentions and strategies of Natus. These forward-looking statements include, but are not limited to, statements regarding future revenue and earnings growth, and anticipated revenue and profitability for the fourth quarter and full year 2008. These statements relate to future events or Natus' future financial performance or results, and involve known and unknown risks, uncertainties and other factors that may cause actual results, levels of activity, performance, or achievements to differ materially from those expressed or implied by the forward-looking statements. Forward-looking statements are only predictions and the actual events or results may differ materially. Natus cannot provide any assurance that its future results or the results implied by the forward-looking statements will meet expectations. Our future results could differ materially due to a number of factors, including the effects of competition, the demand for our products and services, our ability to expand our sales in international markets, our ability to maintain current sales levels in a mature domestic market, our ability to control costs, and risks associated with bringing new products to market and integrating acquired businesses. Natus disclaims any obligation to update information contained in any forward-looking statement.

More information about potential risk factors that could affect the business and financial results of Natus is included in Natus' annual report on Form 10-K for the year ended December 31, 2007, and its quarterly reports on Form 10-Q, and in other reports filed from time to time by Natus with the U.S. Securities and Exchange Commission.

NATUS MEDICAL INCORPORATED AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	September	September	September	September
	2008	2007	2008	2007

Revenue	$41,714	$28,830	$118,435	$84,140
Cost of revenue	15,835	10,129	45,215	30,455

Gross profit	25,879	18,701	73,220	53,685

Operating expenses:
Marketing and selling	9,965	6,752	29,020	20,147
Research and development	4,066	3,879	11,961	12,075
General and administrative	4,913	3,662	15,209	11,359

Total operating expenses	18,944	14,293	56,190	43,581

Income from operations	6,935	4,408	17,030	10,104

Other income/(expense):
Interest income	435	182	803	552
Interest expense	(28)	-	(814)	-
Other income, net	160	31	965	136

Total other income/(expense)	567	213	954	688

Income before provision for income tax	7,502	4,621	17,984	10,792

Provision for income tax	2,710	1,465	6,798	3,791

Net income (loss)	$4,792	$3,156	$11,186	$7,001

Earnings (loss) per share:
Basic	$0.17	$0.15	$0.46	$0.32
Diluted	$0.17	$0.14	$0.43	$0.31

Weighted-average shares used to compute
Basic earnings per share	27,445	21,646	24,497	21,568
Diluted earnings per share	28,756	22,965	25,775	22,798

CONTACT:
Natus Medical Incorporated
Steven J. Murphy, 650-802-0400
Chief Financial Officer
InvestorRelations@Natus.com